Exhibit 10.2

Calgon Carbon Asia Pte Ltd 9 Temasek Boulevard #26-02 Suntec Tower Two Singapore 038989 Tel: (65) 6221 3500 Fax: (65) 6221 3554 Business Reg No. 199703581D

September 21st, 2011
PRIVATE & CONFIDENTIAL
Mr. Singleton
Dear Allan
LETTER OF APPOINTMENT

We are pleased to offer you the employment proposal from our Company on the following terms and conditions

1.           DATE OF APPOINTMENT

Your appointment as Director Sourcing & Supply Chain Asia will be effective as of October 1, 2011.
Although you are based in Singapore, you will place yourself unreservedly at the disposal of the Company and undertake to work in any of the territories where the Company has a business interest. You will devote yourself wholly to the work of the Company and not engage in or carry on any other work or business.

2.           DUTIES AND RESPONSIBILITIES

You will report to the Executive Vice President Europe & Asia. You will use your best endeavours at all times to fulfil the usual duties and responsibilities applicable to this position. You will be based in Singapore and be responsible for the management of our business strictly in accordance with the policies of Calgon Carbon Asia to the achievement of agreed plan.

Normal working hours for the company are 9:00 a.m. to 6:00 p.m. on Monday to Friday. In this regard, you are expected to use your own good judgment depending on business demands.

You will be reimbursed for all reasonable expenses incurred in the discharge of your duties within the limits advised and approved by your immediate Manager. Such claims must be supported by receipts.

3.           SALARY AND INCREMENTS

Your annual basic salary will be SGD 232,851 (two hundred and thirty two thousand and eight hundred and fifty one Singapore Dollars).

This salary will be reviewed periodically and any increment granted will depend on your performance.

In addition to the annual basic salary, you shall be paid an annual fixed bonus of fifteen percent (15%) of the annual basic salary.

In addition to the fixed bonus you will be eligible to participate in any group bonus or share system in accordance with your position. Such system may be changed at any time.

4.           HOUSING

For the time of your employment in Singapore, the Company shall provide you with rented housing including rental costs, utilities and any required insurance.

5.           TRANSPORTATION

The Company shall provide you with a Company Car in accordance with the Company's prevailing car policy.

The Company shall pay the following air flight tickets for your private returns:

(a)	Three (3) return business class air tickets for you and your wife each from Singapore to the United Kingdom per annum.

(b)	Three (3) return economy class tickets for your child from Singapore to the United Kingdom per annum.

6.           INCAPACITY FOR WORK

6.1
If you shall be at any time be incapacitated by illness or accident from performing your duties hereunder, then you shall as soon as possible on the first day of absence, inform the Company of such illness or accident and of the expected date of you return to work.

6.2	You shall provide the Company with a medical certificate as per the Company's policy as soon as possible.

6.3
You may be required at any time to attend a doctor or clinic nominated by the Company to be medically examined whether or not you are suffering or have suffered any period of sickness or incapacity for work. You shall ensure the prompt delivery of the relevant report to the Company.

7.           SICK PAY

7.1
If you are prevented by illness or other incapacity from duly attending to your duties then, provided you have duly completed with your obligations under Clause [6], the Company shall continue to pay your full salary until the expiry of a period of six (6) consecutive months or an aggregate of one hundred and twenty (120) working days (whether consecutive or not) in any period of twelve (12) months. Thereafter, any payment of salary during any further period of absence shall be at the discretion of the Company.

7.2
If any incapacity shall be or appear to be occasioned by actionable negligence of a third party in respect of which damages are or may be recoverable or in case the incapacity shall be or appears to be covered by any kind of insurance, you shall forthwith notify the Company of that fact and of any claim, compromise, settlement or judgment made or awarded in connection therewith and shall give to the Company all such particulars of such matters as the Company may reasonably require. All sums paid to you during any such period of incapacity shall be paid by way of loan only and shall, if so required by the Company, be refunded to the Company provided that you shall not be required to refund a sum exceeding the amount of damages recovered by you under such compromise settlement or judgment (less any costs in or in connection with or under such claim, compromise, settlement or judgment borne by you).

8.           CENTRAL PROVIDENT FUND (CPF)

If applicable, the Company and you will make the mandatory monthly contributions towards the CPF in accordance with the CPF Act.

9.           LEAVE

In addition to statutory and other public holidays, you shall be entitled to take thirty (30) working days' holiday in each calendar year (of which not more than ten (10) working days may be consecutive).

10.           MEDICAL BENEFITS

10.1           Treatment and Medicines

All confirmed employees shall enjoy free medical attention, treatment and medicine from the Company's appointed doctor. In the event of any emergency, the Company shall reimburse the employee the medical expenses incurred from any registered medical practitioner or from any Government Medical Officer.

10.2          Other Conditions

The Company may from time to time impose such conditions as is necessary to restrict the Company's liability relating to illness arising from circumstances prior to the employee's engagement or in relation to congenital disorders or other reasons.

It is a condition of service that the employee authorises the Company's appointed doctor to furnish medical information to the Company when necessary.

You must use the Company's appointed doctor at all times except in cases of emergency outside normal office  hours when the family doctor may be consulted.

The Company's appointed doctor shall then take over the case as soon as is practical.

11.           INSURANCE COVERAGE

11.1          Group Term Life and Personal Accident

The Company shall insure the employee against the risk of Death and Permanent Disablement, subject to the terms, exceptions and conditions of the insurance policy which can be examined at any time by the employee. The Company may insure on such terms as it may think fit.

The Insurance Policy is operative twenty-four hours a day and will apply whilst the employee is in the employment of the Company including whilst on business trips and courses abroad.

11.2           Group Hospitalization and Surgical Insurance

You shall be insured in accordance with the Company's policy.

11.3           Health Insurance

The company shall provide you and your wife with Health Insurance coverage.

12.           TERMINATION OF SERVICE

This Agreement will automatically expire on September 30th, 2014 unless extended in writing by both parties. Each party may terminate this Agreement prior to this date in accordance with applicable law. If the Agreement is terminated by the Company the company will relocate you to the United Kingdom.

The company may terminate your employment without notice or payment in lieu if you violate any current company rules and regulations or otherwise misconduct yourself in a manner which according to common law would justify instant dismissal. If your services are terminated under the provision of this paragraph, you shall only be entitled to payment of the appropriate amount of salary accrued and due to you up to the last day of your service with the Company.

13.           CONFLICT OF INTEREST

You shall not at any time during your employment, except with the express and special permission of the Company, engage directly or indirectly in any other business or occupation whatever either as principal, agent, servant, broker or otherwise engage in any activity to the detriment, whether direct or indirect, of the Company's interests. You may, however, acquire or hold shares in any public company with limited liability.

You shall not at any time during your employment or after the termination of your employment, except by the direction or with the express approval of the Company, divulge either directly or indirectly to any person or company, knowledge or information which you may acquire during the course of or incidental to your employment by the Company concerning the affairs or property of the Company or any business, property, transactions or policies in which the Company may be or may have been concerned or interested.

14.           ETHICAL BUSINESS PRACTICES

You will adhere to the Company Policy Statement on Ethical Business Practices as outlined in the attachment.

15.           CONFIDENTIALITY

You shall not, except as authorized or required by your duties, disclose or reproduce to any person or persons or Company any confidential information concerning the organization, business, finance, trading transactions (including customer lists and other records) or other affairs of the Company or any of its subsidiaries or associated companies which may come to your knowledge during your employment and you shall keep with complete secrecy all confidential information entrusted to you and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Company or its business or may be likely to do so. This term and condition shall continue to apply after the termination of your contract of employment but shall cease to apply to any information or knowledge that may come to the knowledge of the public by authorized sources.

The salary and conditions set out in this letter are confidential and should not be discussed with other members of the staff or with outsiders.

16.          GOVERNING LAW

The terms and conditions, rights, duties and liabilities of the parties hereto shall be construed in accordance with and be governed by the laws of the Republic of Singapore.

Please indicate your acceptance of the foregoing terms by signing and returning to us the duplicate of this letter.

Yours sincerely,

/s/  C.H.S. (Kees) Majoor
Executive Vice President Asia & Europe

ACCEPTANCE OF APPOINTMENT

I, Allan Singleton, hereby acknowledge and agree that I have read and fully understand the foregoing terms of this Letter of Appointment and I agree to accept employment in the Company on the Terms and subject to the conditions of this Letter of Appointment

/s/ Allan Singleton	Date 22 September 2011